Exhibit 15

Acknowledgment of Ernst & Young LLP,

Independent Registered Public Accounting Firm

Board of Directors

Lockheed Martin Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the:

•	Lockheed Martin Corporation Salaried Savings Plan,

•	Lockheed Martin Corporation Performance Sharing Plan for Bargaining Employees,

•	Lockheed Martin Corporation Hourly Employee Savings Plan Plus,

•	Lockheed Martin Corporation Operations Support Savings Plan,

•	Lockheed Martin Corporation Retirement Savings Plan for Salaried Employees,

•	Lockheed Martin Corporation Supplemental Savings Plan, and

•	Sandia Corporation Savings and Income Plan

of our report dated April 24, 2013 relating to the unaudited consolidated interim financial statements of Lockheed Martin Corporation that is included in its Form 10-Q for the quarter ended March 31, 2013.

/s/ Ernst & Young LLP

McLean, Virginia

April 24, 2013